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                                                                    EXHIBIT 12.1

                          PILGRIM'S PRIDE CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                               NINE MONTHS
                                                           FISCAL YEAR ENDED                                      ENDED
                               --------------------------------------------------------------------------   ------------------
                               OCTOBER 1,   SEPTEMBER 30,   SEPTEMBER 28,   SEPTEMBER 27,   SEPTEMBER 26,   JUNE 27,   JULY 3,
                                  1994          1995            1996            1997            1998          1998      1999
                               ----------   -------------   -------------   -------------   -------------   --------   -------
                                                                   (DOLLARS IN THOUSANDS)
Earnings:
  Earnings before income
    taxes and the cumulative
    effect of accounting
    charges..................   $42,448        $ 2,091         $    47         $43,824         $56,522      $30,458    $68,356
  Add: Total fixed charges...    23,458         22,309          26,788          27,647          27,987       20,861     19,880
  Less: Interest
    capitalized..............       525            634           1,250             502           1,675        1,160      1,556
                                -------        -------         -------         -------         -------      -------    -------
        Adjusted Earnings....   $65,381        $23,766         $25,585         $70,969         $82,834      $50,159    $86,680
                                =======        =======         =======         =======         =======      =======    =======
Fixed Charges:
  Interest...................    20,109         19,076          23,423          23,889          23,239       17,391     15,598
  Portion of rental expense
    representative of the
    interest factor(1).......     3,349          3,233           3,365           3,758           4,748        3,470      4,282
                                -------        -------         -------         -------         -------      -------    -------
        Total fixed
          charges............   $23,458        $22,309         $26,788         $27,647         $27,987      $20,861    $19,880
                                =======        =======         =======         =======         =======      =======    =======
Ratio of earnings to Fixed
  Charges(2).................      2.79x          1.07x             --            2.57x           2.96x        2.40x      4.36x
                                =======        =======                         =======         =======      =======    =======

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(1) For the purposes of calculating fixed charges, an interest factor of one-third was applied to total rent expense for the period indicated.

(2) Earnings were inadequate to cover fixed charges by $1.2 million for the year ended September 28, 1996.